UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 11, 2011

ConAgra Foods, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-7275	47-0248710
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One ConAgra Drive, Omaha, Nebraska		68102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	402-240-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Specific information is provided in this report for executive compensation actions approved by the Human Resources Committee of the Board of Directors of ConAgra Foods, Inc. (the "Committee") for: Gary M. Rodkin, President and Chief Executive Officer; John F. Gehring, Executive Vice President and Chief Financial Officer; Colleen R. Batcheler, Executive Vice President, General Counsel and Corporate Secretary; and Andre J. Hawaux, President, Consumer Foods. These officers were named in the summary compensation table included in our proxy statement for our 2010 annual stockholders’ meeting, and we refer to these officers in this report as the "named executive officers". The Committee established the annual incentive program for fiscal 2012, which began on May 30, 2011, and approved fiscal 2012 through 2014 award opportunities under our long-term incentive program (discussed in the paragraphs that follow). The programs were approved for all eligible participants, but specific information is provided herein for the named executive officers.

FY2012 Annual Incentive Plan. On July 11, 2011, the Committee established the fiscal 2012 annual incentive plan. The plan provides a fiscal 2012 cash incentive opportunity for participants based on our achievement of pre-established financial objectives. Payouts to the named executive officers require the achievement in fiscal 2012 of a threshold level of diluted earnings per share from continuing operations ("EPS") and a threshold level of company-wide profit before tax ("PBT"). The named executive officers will be entitled to a payout equal to 25% of their approved target incentive if the Company achieves a threshold level of performance in both EPS and PBT. No portion of the incentive is guaranteed. High levels of financial performance can result in payouts up to 200% of targeted amounts. The Committee also retained the discretion to modify payout levels based on (1) the methods in which actual financial results are achieved, (2) individual performance and (3) extraordinary corporate events.

The Committee established target incentives for each named executive officer under the fiscal 2012 annual incentive plan. These targets are approved as a percentage of base salary. The approved targeted incentives for the named executive officers are: Mr. Rodkin, 200% of base salary; each of Messrs. Gehring and Hawaux, 100% of base salary; and Ms. Batcheler, 80% of base salary. Any actual payout will depend on our performance in fiscal 2012 and be made, if at all, following the end of fiscal 2012.

FY2012-2014 Long-Term Plan. The Committee also approved fiscal 2012 to 2014 award opportunities under our long-term incentive program, which promotes long-term stockholder value creation. There are two components of the awards to the named executive officers for this cycle under the program – a stock option grant and a performance share grant.

FY2012 Stock Option Grants. On July 11, 2011, the Committee approved stock option grants to the named executive officers under the ConAgra Foods 2009 Stock Plan. The stock options have a seven-year term, an exercise price equal to the closing market price of our common stock on the New York Stock Exchange on July 11, 2011 (the date of grant), and are scheduled to vest 40% on the first anniversary of the date of grant, and 30% on each of the second and third anniversaries of the date of grant. The stock options granted to the named executive officers on July 11, 2011 were for the following number of shares of common stock: Mr. Rodkin, 500,000 shares; each of Messrs. Gehring and Hawaux, 160,000 shares; and Ms. Batcheler, 120,000 shares.

FY2012 Performance Share Grants. On July 11, 2011, the Committee approved grants of performance shares under the ConAgra Foods, Inc. 2008 Performance Share Plan (the "2008 Plan") for the three-year performance period of fiscal 2012 through 2014. Under the 2008 Plan, the Committee awarded a targeted number of performance shares to each plan participant for the fiscal 2012 through 2014 plan cycle. The executive will earn the performance shares only if pre-set, company-wide financial objectives for the three-year period ending with fiscal 2014 are achieved. The financial objectives for the fiscal 2012 through 2014 plan cycle are specified level of operating cash flow return on operations, a measure of operating cash flow as a percentage of invested capital averaged over three years, and revenue growth.

Payouts on earned performance shares are made in shares of our common stock and may be more or less than the targeted award, depending on actual performance. Dividend equivalents will be paid on the portion of performance shares actually earned at the actual dividend rate over the performance period. Dividend equivalents will be paid in shares of our common stock. The Committee has retained the discretion to adjust awards for extraordinary corporate events. The named executive officers will be entitled to a payout equal to 25% of their approved target incentive if the Company achieves a threshold level of cash flow return on operations. No portion of the incentive is guaranteed. High levels of financial performance can result in payouts up to 220% of targeted amounts. The target number of performance shares granted to the named executive officers were: Mr. Rodkin, 100,000 performance shares; each of Messrs. Gehring and Hawaux, 32,000 performance shares; and Ms. Batcheler, 24,000 performance shares. Any actual payout will depend on our performance over the three-year performance period and be made, if at all, following the end of fiscal 2014.

Mr. Robert F. Sharpe, Jr., our former President, Commercial Foods & Executive Vice President and Chief Administrative Officer and Mr. Peter M. Perez, our former Executive Vice President, Human Resources, were both also named in the summary compensation table included in our proxy statement for our 2010 annual stockholders’ meeting. Mr. Sharpe retired on May 29, 2011. Mr. Perez separated from the Company on December 31, 2009. Accordingly, none of the information above impacts either Mr. Sharpe or Mr. Perez.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ConAgra Foods, Inc.

July 15, 2011	By:	Colleen Batcheler

Name: Colleen Batcheler
Title: Executive Vice President, General Counsel & Corporate Secretary